SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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[ ] Definitive Additional Materials
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Regan Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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REGAN HOLDING CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held August 31, 2001

TO OUR SHAREHOLDERS:

      You are cordially invited to attend the Annual Meeting of Regan Holding Corp. (the “Company”), to be held at 1179 North McDowell Blvd., Petaluma, California, 94954 on August 31, 2001, at 8:30 a.m. Pacific time, to consider and act upon the matters listed below:

(1)	Election of five (5) Directors to hold office until the Annual Meeting of Shareholders in 2002 and until their successors are duly elected;

(2)	Approval of an amendment to the Amended and Restated Regan Holding Corp. 1998 Stock Option Plan (the “Employee Plan”) to increase the number of shares reserved for issuance;

(3)	Approval of an amendment to the Amended and Restated Regan Holding Corp. Producer Stock Award and Option Plan (the “Producer Plan”) to increase the number of shares reserved for issuance;

(4)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ended December 31, 2001; and,

(5)	Consideration of any other matters which may properly come before the meeting or any adjournments of the meeting.

      Shareholders of record at the close of business on July 11, 2001 are entitled to notice of and to vote at the Annual Meeting.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

REGAN HOLDING CORP.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be held August 31, 2001

      This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Regan Holding Corp., a California corporation, with its principal executive offices located at 2090 Marina Ave., Petaluma, California (the “Company”), for use at the Annual Meeting of Shareholders to be held at 1179 North McDowell Blvd., Petaluma, California, 94954, on August 31, 2001, at 8:30 a.m., Pacific time (the “Annual Meeting”). Accompanying this Proxy Statement is the Board of Directors’ Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

      All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will unless otherwise directed be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A shareholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company at its principal executive offices a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

      The close of business on July 11, 2001, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of the record date, the Company had outstanding 25,384,000 shares of Common Stock-Series A, no par value (the “Series A Stock”), and 584,000 shares of Common Stock-Series B, no par value (the “Series B Stock”). As of the date of this Proxy Statement, the Company is not in arrears in dividends or in default in principal or interest with respect to any of its outstanding securities. The shares of Series A Stock and Series B Stock are collectively referred to herein as “Common Stock” and the holders of shares of Common Stock vote together as a single class. Commencing approximately July 29, 2001, the Company is mailing its Annual Report on Form 10-K/A for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the three months ended March 31, 2001, together with this Proxy Statement and the enclosed Proxy, to holders of Common Stock as of the record date.

      The shares of Common Stock are the only outstanding voting securities of the Company. A holder of Common Stock is entitled to cast one vote for each share held of record by such holder on the record date on all matters to be considered at the Annual Meeting. As explained under Item 1 of this Proxy Statement, cumulative voting will be permitted with respect to the election of Directors.

      The holders of a majority of the votes entitled to be cast, present either in person or by proxy, shall constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present on any matter. For actions requiring approval based on a percentage of votes cast, abstentions and broker non-votes will not affect the outcome of the vote. For actions requiring approval based on the number of shares outstanding, abstentions and broker non-votes will have the same effect as a negative vote.

ITEM 1
ELECTION OF DIRECTORS

      The Board of Directors has fixed the number of Directors to be elected at five (5) and has nominated the persons identified below to serve as Directors until the next Annual Meeting of Shareholders, until their respective successors shall be elected and shall qualify. Each of the nominees listed below is currently a Director of the Company.

Name	Principal Occupation	Director Since

Lynda L. Regan	Ms. Regan, born in 1948, has served as Chairman and Chief Executive Officer of the Company since 1992. She was Senior Vice President and Treasurer from 1990 to 1992.	1990

R. Preston Pitts	Mr. Pitts, born in 1951, served as Chief Financial Officer of the Company from 1994 to 1997, as President and Secretary of the Company since 1997, and as President, Secretary, and Chief Operating Officer of the Company since 1998. Prior to joining the Company, he owned Pitts Company, a CPA firm specializing in services for insurance companies, served as financial officer for United Family Life Insurance Company and American Security Insurance Group, both Fortis-owned companies, and was Audit Manager for Ernst & Young.	1995

Ute Scott-Smith	Ms. Scott-Smith, born in 1960, served as Senior Vice-President of the Company from 1990 to April of 1997.	1997

Dr. Donald Ratajczak	Dr. Ratajczak, born in 1942, is the Chief Executive Officer and Chairman of the Board of Brainworks Ventures, Inc. Dr. Ratajczak was formerly Director of the Economic Forecasting Center and a Professor of Economics in the School of Business Administration at Georgia State University. Mr. Ratajczak also serves as a Director of Ruby Tuesday, Inc. and TBC Corporation and as a Trustee of CIM High Yield Fund. He is a member of the American Economic Association and the Economic History Association.	2000

Name	Principal Occupation	Director Since

J Daniel Speight, Jr.	Mr. Speight, born in 1957, is the President, Chief Executive Officer and a Director of Flag Financial Corporation, a bank holding company. Mr. Speight served as Chief Executive Officer and a Director of Middle Georgia Bankshares, Inc. from 1989 until its merger with Flag Financial in March 1998 and has served as President, Chief Executive Officer and a Director of Citizens Bank since 1984. Mr. Speight is also a Director of Towne Services, Inc. Mr. Speight previously served as Chairman of The Bankers Bank and is currently a member of the State Bar of Georgia. He is past Chairman of the Georgia Bankers Association Community Banking Committee, past President of the Community Bankers Association of Georgia, and past Director of the Independent Bankers Association of America.	2000

      Although it is not contemplated that any of the nominees will decline or be unable to serve, the Proxies will be voted by the Proxy holders at their discretion for another person if such a contingency should arise. Unless otherwise directed in the accompanying Proxy, or as specified above, the Proxies will be voted FOR the election of nominees named above.

      A plurality vote is required for election of Directors. The Company’s Bylaws provide that each shareholder is entitled to cumulate such shareholder’s votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are normally entitled, or distribute the shareholder’s votes on the same principle among as many nominees as the shareholder considers appropriate. This cumulative voting right may not be exercised unless the nominee’s name has been placed in nomination prior to the voting and one or more shareholders has given notice at the meeting prior to the voting of the shareholder’s intent to cumulate such shareholder’s vote. The proxy holders may exercise this cumulative voting right at their discretion.

      Under an insurance brokerage agreement among the Company, Lynda L. Regan and Moody Insurance Group (“MIG”), Ms. Regan has agreed that, so long as the brokerage agreement remains in effect, she will vote her shares in favor of the election of Robert Moody, Jr., MIG’s president and sole shareholder, as a Director of the Company should he wish to be elected. However, at the present time, MIG engages in business activities that compete with the Company. Therefore, in order to avoid any issue as to the propriety of Mr. Moody’s serving on the Company’s Board, Mr. Moody has agreed to relinquish his right to serve on the Board for a period of one year in return for nominal consideration from the Company. The termination of the brokerage agreement with MIG would not have a material effect on the Company.

Executive Officers

      In addition to the Directors who serve as executive officers of the Company and who are identified above, the following individuals also serve as executive officers of the Company:

      H. Lynn Stafford served as Vice President of Operations of the Company from 1995 to July 1997 and has served as Chief Information Systems Officer since August 1997. Prior to that time, he served as Chief Operations Officer for Lincoln Liberty Life Insurance Company and First Delaware Life Insurance Company.

      G. Steven Taylor has served as Chief Financial Officer of the Company since July 2000. Previously, Mr. Taylor was Vice President of Finance for First Colony Life, a division of GE Financial Assurance and also served as Chief Financial Officer of Professional Benefits Insurance Company.

      William J. Hrabik has served as Chief Operations Officer of the Company since July 2000. Formerly, Mr. Hrabik was Senior Vice President of ARM Financial Group and also served as Vice President at Fortis.

Family Relationships

      Lynda L. Regan, Chairman and Chief Executive Officer of the Company, is married to R. Preston Pitts, President, Chief Operating Officer and Director of the Company.

Security Ownership of Certain Beneficial Owners and Management

      The following table shows the number of shares and the percentage of the shares of the Company’s Class A Stock beneficially owned by each of the Directors and executive officers of the Company as of June 30, 2001. No Director or officer owns any Series B Common Stock.

	Position	Total	Percent

Lynda L. Regan	Director, Chairman & Chief Executive Officer	11,566,651 (1)	44.3%

R. Preston Pitts	Director, President & Chief Operating Officer	1,061,937 (2)	4.0%

Ute Scott-Smith	Director	438,406 (3)	1.7%

H. Lynn Stafford	Chief Information Officer	195,000 (4)	*

William J. Hrabik	Chief Operations Officer	30,000 (5)	*
Directors and officers as a group		13,261,994	50.8%

(1)	Includes 241,815 shares issuable pursuant to stock options that are exercisable within 60 days.

(2)	Includes 290,000 shares issuable pursuant to stock options that are exercisable within 60 days.

(3)	Includes 16,667 shares issuable pursuant to stock options that are exercisable within 60 days.

(4)	Includes 195,000 shares issuable pursuant to stock options that are exercisable within 60 days.

(5)	Includes 30,000 shares issuable pursuant to stock options that are exercisable within 60 days.

*	Indicates that the percentage of the outstanding shares beneficially owned is less than one percent (1%).

Certain Shareholders

      The Company knows of no person who is the beneficial owner of more than five percent of any class of the Company’s outstanding Common Stock other than Lynda L. Regan, Chairman and Chief Executive Officer of the Company, whose ownership is listed above.

Committees

      The Company has an Audit Committee, consisting of Ute Scott-Smith, J. Daniel Speight, Jr., and Donald Ratajczak. During the fiscal year ended December 31, 2000, the Audit Committee held two meetings. Each incumbent member of the Audit Committee attended each meeting which occurred during his or her respective term on the Committee.

      The Company does not currently have a nominating or compensation committee. The functions normally performed by these committees are performed by the entire Board of Directors.

Directors’ Meetings

      During the fiscal year ended December 31, 2000, four regular meetings of the Board of Directors of the Company were held. All incumbent Directors of the Company attended all of the meetings during 2000, except Donald Ratajczak and J. Daniel Speight, Jr., who each attended one of the two meetings held during their respective terms.

Directors’ Compensation

      The Company provides compensation to outside Directors of $1,500 per meeting, plus an annual retainer of $10,000. Also, outside Directors of the Company are eligible to receive stock options. Currently, Donald Ratajczak, Ute Scott-Smith and J. Daniel Speight, Jr. are the only outside Directors of the Company. The other Directors are otherwise employed by the Company and are not compensated for serving as Directors or attending Board or committee meetings.

      Executive Compensation

      The following Summary Compensation Table sets forth the compensation of the Company’s Chief Executive Officer and four most highly compensated officers (the “named executive officers”) for services in all capacities to the Company and its subsidiaries during 2000, 1999 and 1998:

Summary Compensation Table

Annual Compensation

						All Other
Name and Position	Year	Salary	Bonus (1)	Other		Compensation

Lynda L. Regan	2000	$590,847	$118,169	$4,741	(2)	—

Chief Executive Officer				13,788	(5)

				16,825	(4)

	1999	548,462	192,562	5,000	(2)	—

				21,750	(5)

				16,825	(4)

	1998	435,781	249,612	5,000	(2)	—

				16,824	(4)

R. Preston Pitts,	2000	$445,793	$156,028	$4,639	(2)	—

President and Chief Operating				10,327	(5)

Officer	1999	425,883	157,562	2,105	(2)	—

				16,540	(5)

	1998	336,211	205,175	5,000	(2)	—

Gregory C Egger (3),	2000	$233,010	$62,331	$5,100	(2)	—

Officer of Strategic Development				5,018	(5)

	1999	243,309	104,154	5,000	(2)	—

				4,572	(5)

	1998	232,788	124,868	5,000	(2)	—

David A. Skup (3),	2000	$118,317	$—	$5,250	(2)	$104,404

Administrative Services Officer				339	(5)

and Chief Financial Officer	1999	183,442	67,987	5,000	(2)	—

				3,231	(5)

	1998	167,254	95,426	5,000	(2)	—

H. Lynn Stafford,	2000	$202,575	$62,798	$5,100	(2)	—

Chief Information Officer				2,935	(5)

	1999	190,521	65,274	5,000	(2)	—

				2,730	(5)

	1998	155,192	109,835	5,000	(2)	—

(1)	Includes bonuses in the year in which they were earned.

(2)	The Company matches contributions made to its 401(k) Plan at a rate of $.50 for every $1.00 deferred, up to 6% of total annual compensation.

(3)	Mr. Skup’s employment was terminated in June 2000 and Mr. Egger’s employment was terminated in July 2001. Amounts included in Other Compensation represent payments in connection with termination.

(4)	The Company pays interest on debt related to a split dollar life insurance policy under which Ms. Regan is the beneficiary.

(5)	The Company matches contributions made by certain employees to the Company’s non-qualified deferred compensation plan at a rate of $0.50 for every $1.00 deferred, up to 6% of total annual compensation less amounts already matched under the Company’s 401(k) Plan.

Options/SAR Grants in Last Fiscal Year

      The following table sets forth grants of stock options to the named executive officers during the fiscal year ended December 31, 2000. No Stock Appreciation Rights (“SARs”) were granted during the fiscal year ended December 31, 2000.

		Individual				Potential Realizable
		Grants % of				Value at Assumed
	Number of	Total				Annual Rates of Stock
	Securities	Options/SARs				Price Appreciation for
	Underlying	Granted to	Exercise or			Option Term (2)
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year(3)	($/Share)(1)	Date		5%($)	10%($)

Lynda L. Regan	413,700	14.2%	$1.53	1/1/2010	(5)	$398,066	$1,008,777

	86,300	3.0%	$1.68	1/1/2005	(4)	$36,480	$80,611

R. Preston Pitts	400,000	13.7%	$1.53	1/1/2010	(5)	$384,884	$975,370

William J. Hrabik	150,000	5.1%	$1.53	6/5/2010	(6)	$144,331	$365,764

H. Lynn Stafford	125,000	4.3%	$1.53	1/1/2010	(5)	$120,276	$304,803

Gregory C Egger	125,000	4.3%	$1.53	1/1/2010	(7)	$120,276	$304,803

David A. Skup	75,000	2.6%	$1.53	7/30/00	(8)	$120,276	$120,276

	79,900	2.7%	$0.73	1/1/2008	(8)	$76,880	$194,830

	25,000	0.9%	$1.27	1/1/2009	(8)	$24,055	$60,961

(1)	Except where indicated otherwise, all options set forth in this table were granted at $1.53 per share, which represents the fair market value on the date of the grant, as determined by the Board of Directors of the Company.

(2)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(3)	Based on options to purchase an aggregate of 2,918,200 shares of Common Stock granted to all employees of the Company in fiscal 2000.

(4)	The dates of exercisability are as follows: (i) 25% on January 1, 2001; (ii) 25% on January 1, 2002; (iii) 25% on January 1, 2003; and (iv) 25% on January 1, 2004.

(5)	The dates of exercisability are as follows: (i) 20% on January 1, 2001; (ii) 20% on January 1, 2002; (iii) 20% on January 1, 2003; (iv) 20% on January 1, 2004; and (v) 20% on January 1, 2005.

(6)	The dates of exercisability are as follows: (i) 20% on June 5, 2001; (ii) 20% on June 5, 2002; (iii) 20% on June 5, 2003; (iv) 20% on June 5, 2004; and (v) 20% on June 5, 2005.

(7)	Mr. Egger’s employment was terminated in July 2001. Of the options granted to Mr. Egger in 2000, 100,000 unvested options expired upon termination. The remaining 25,000 options are scheduled to expire in August 2001.

(8)	Mr. Skup’s employment was terminated in June 2000. Those options which did not expire upon termination are fully vested.

Aggregated Options/ SAR Exercises in Last Fiscal Year

And Fiscal Year-end Options/ SAR Values

      The following table sets forth certain information concerning the exercise of options by each of the named executive Officers during fiscal 2000 and the number and value of unexercised options held by each of the named executive Officers as of December 31, 2000.

Number of Securities
			Underlying Unexercised	Value of Unexercised in-
	Shares		Options/SARs at Fiscal	the-money Options/SARs
	Acquired on	Value	year End (#)	at Fiscal Year End (1) ($)
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Lynda L. Regan	—	—	241,815/483,185	$78,984/$55,321

R. Preston Pitts	—	—	290,000/535,000	$142,600/$141,900

William J. Hrabik	—	—	—/150,000	—/$12,000

H. Lynn Stafford	—	—	195,000/255,000	$124,600/$103,900

Gregory C Egger	—	—	213,800/284,200	$130,344/$113,396

David A. Skup	—	—	104,900/—	$78,812/—

(1)	Calculated based on the difference between the estimated fair market value of the underlying securities on December 31, 2000 and the exercise price of the option.

Certain Relationships and Related Transactions

      Pursuant to a Shareholder’s Agreement with Lynda L. Regan, Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors, in the event of the death of Ms. Regan, the Company shall repurchase from Ms. Regan’s estate all of the shares of the Company’s common stock that were owned by Ms. Regan at the time of her death, or that were transferred by her to one or more trusts prior to her death. The purchase price to be paid by the Company shall be equal to 125% of the fair market value of the shares. The Company has purchased two life insurance policies with a combined face amount of $29.0 million for the purpose of funding this obligation in the event of Ms. Regan’s death.

Report on Executive Compensation

      The Company does not have a compensation committee. The Board of Directors develops and administers the Company’s executive compensation policies and programs. These policies and programs are generally intended to: (i) relate the compensation of the Company’s executives to the success of the Company and to the creation of shareholder value; and, (ii) attract, motivate and retain highly qualified executives. In establishing a level of compensation, the Board considers a number of factors, including: (i) the financial condition and performance of the Company; (ii) the compensation levels of executives in comparable positions at companies in industries in which the Company competes for executives, primarily the financial services and insurance industries; and, (iii) the abilities of the executives and their contributions to the Company’s strategic goals and performance.

      Each year, the Board of Directors reviews the Company’s executive compensation policies and programs with to ensure that executive compensation is linked to the creation of shareholder value and to assess the competitiveness of the compensation programs.

      Compensation for executives during 2000 consisted of three components: base pay, incentive bonuses and stock options. Base pay for executives is determined based on the factors set forth above. It is generally the Board’s policy to position executive salaries in the top 51% to 75% of compensation levels for comparable positions in the market, although individual salaries may be higher or lower based on the considerations discussed above.

      For 2000, the Chief Executive Officer and President were each eligible to receive a cash bonus of up to 80% and 70% of base salary, respectively. In addition, the Chief Information Systems Officer, the Chief Financial

Officer and the Chief Operations Officer were each eligible to receive a cash bonus of up to 50% of base salary. Realization of these bonuses was contingent upon each individual executive achieving specific performance goals designed to increase shareholder value. Examples of performance goals for 2000 included: (i) expansion and diversification of products and distribution channels; (ii) increases in operational efficiencies; and, (iii) expenditure control.

      In addition to the salary-based bonuses described above, each officer was eligible to receive an incentive bonus based on the Company’s overall financial performance. Under this program, amounts ranging from .50% to 1.25% of the Company’s net income for 2000, had net income been earned, would have been allocated to each of the officers. One third of the amount allocated to each officer would have been paid in 2001. The remaining two-thirds would have been paid in equal installments in 2002 and 2003, contingent upon the Company achieving net income growth of 12% per year in 2001 and 2002, respectively, and provided that such individual was employed with the Company on the date that the installment was to be paid.

      In determining Lynda L. Regan’s level of compensation for 2000, the Board considered her success in maintaining relationships with key distribution groups and insurance carriers with which the Company contracts. The Board also considered the compensation level of Ms. Regan compared to that of individuals holding similar positions in companies operating in comparable industries. Based on these considerations, the Board approved Ms. Regan’s base salary and bonus for 2000 at $590,847 and $118,169, respectively.

      In adopting and administering executive compensation plans and arrangements, the Board will consider whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code, as amended, and, in appropriate cases, may serve to structure arrangements so that any such limitation will not apply.

Respectfully submitted,

Lynda L. Regan
R. Preston Pitts
Donald Ratajczak
Ute Scott-Smith
J. Daniel Speight, Jr.

Performance Data

      The Company’s Common Stock became subject to the Securities Exchange Act of 1934 (the “Exchange Act”) in November of 1991 as a result of the issuance of shares of Common Stock in connection with the acquisition of LifeSurance Corporation, a Delaware corporation. Since that time, there has been no active trading in the Common Stock and, accordingly, information as to market price per share is not available. Prior to 1996, the only available measure of the value of the shares of Common Stock was book value, based on the financial statements of the Company. The book value of each share of Common Stock (including redeemable Common Stock) was negative $.0027 as of December 31, 1993, compared with $.20 as of December 31, 1994, $.38 as of December 31, 1995, and $.48 as of December 31, 1996. In 1996, the Company began repurchasing the stock of certain shareholders entitled to sell their stock to the Company. The price paid for such stock, which was based on an independent appraisal conducted on behalf of the Company for the purpose of such repurchases, was as follows:

Appraisal Date	Price Per Share

December 31, 1995	$0.55

June 30, 1996	$0.70

December 31, 1996	$0.78

June 30, 1997	$0.84

December 31, 1997	$0.96

June 30, 1998	$1.35

December 31, 1998	$1.66

June 30, 1999	$1.81

December 31, 1999	$1.99

June 30, 2000	$2.00

December 31, 2000	$2.10

Compensation Committee Interlocks and Insider Participation

      As noted above, the Company does not have a compensation committee. The compensation of executive officers is determined by the Board of Directors. Lynda L. Regan, who is Chief Executive Officer of the Company, is also Chairman of the Board of Directors and R. Preston Pitts, who is President and Chief Operating Officer, is also a Director. None of the executive officers of the Company serve as a Director or member of the compensation committee of an entity, any of whose executive officers serves as a Director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

      G. Steven Taylor, William J. Hrabik, Donald Ratajczak and J. Daniel Speight, Jr. failed to file Forms 3 upon becoming Section 16(a) reporting persons during 2000. In addition, each of the named executive officers and each of the outside Directors failed to file Forms 4 upon receiving one grant each of stock options during 2000. Also, Lynda L. Regan and R. Preston Pitts failed to file Forms 4 upon transferring shares of common stock to each of their children during December 2000. All delinquencies were cured in February of 2001.

Audit Committee Report

      The Audit Committee of the Company is a standing committee comprised of three directors, each of whom meet the independence and experience requirements established by the National Association of Securities Dealers,

Inc. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is attached as Exhibit 1 to this proxy statement.

      As provided in its charter, the Audit Committee’s responsibilities include the monitoring and oversight of the financial reporting process. Management is responsible for the Company’s internal control and the financial reporting process. The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States.

      During 2000, at each of its meetings, the Audit Committee met with senior members of management and the Company’s independent auditors. Management reviewed the audited financial statements in the Annual Report on Form 10-K/A with the Committee. The Audit Committee discussed with management and the independent auditors the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee also discussed with the independent auditors other matters required under Statement on Auditing Standards No. 61 (Communicating with Audit Committees). The Audit Committee received and discussed with the independent auditors their annual written report on their independence from the Company and its management, which is required under Independence Standards Board Standard No. 1 (Independence Discussions With The Audit Committees).

      In performing these functions, the Audit Committee acts only in an oversight capacity, relying on the work and assurances of the Company’s management, which has the primary responsibility for the financial statements, and or the independent auditors, who in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

      In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2000 for filing with the SEC.

      Respectfully submitted by the Audit Committee,

Ute Scott-Smith, Chairperson
Dr. Donald Ratajczak
J. Daniel Speight, Jr.

Audit Fees

      The aggregate audit-related fees, including expense reimbursement, billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements, evaluation of the consolidated financial statements included in the Company’s quarterly report on Form 10-Q, and audit of the financial statements of Legacy Financial Services, Inc., a wholly-owned subsidiary of the Company, for the year ended December 31, 2000 were $197,419.

      PricewaterhouseCoopers also billed the Company $16,036 for non-audit professional services performed during the fiscal year ended December 31, 2000 related primarily to review of the Company’s registration statement on Form S-1, filed with the SEC on February 2001.

ITEMS 2 & 3
APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED 1998 EMPLOYEE STOCK
OPTION PLAN AND
APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED PRODUCER STOCK AWARD
AND OPTION PLAN

      The Board of Directors recommends that the shareholders vote FOR approval of the Amended and Restated 1998 Employee Stock Option Plan and vote FOR approval of the Amended and Restated Producer Stock Award and Option Plan, and your proxy will be so voted unless you specify otherwise.

      In July 2001, the Board of Directors adopted amendments to the Amended and Restated 1998 Employee Stock Option Plan (the “Employee Plan”) and the Amended and Restated Producer Stock Award and Option Plan (the “Producer Plan”, and collectively with the Employee Plan, the “Plans”), to increase the number of shares reserved under the plans, which will remain effective unless approval by the Company’s shareholders is not obtained. If approved by shareholders, the total number of shares of the Company’s common stock issuable under the Plans will constitute 44.7% of the total shares of common stock currently outstanding, including shares issuable under the Plans.

      The complete text of the Plans is set forth as Exhibit 2 hereto. The following is a summary of the material features of the Plans and is qualified in its entirety by reference to Exhibit 2.

DESCRIPTION OF THE PLANS

      The Board of Directors of the Company (the “Board”) has adopted the Producer Plan and the Employee Plan. The purpose of the Producer Plan is to provide an incentive to Producers who market products on behalf of the Company’s subsidiaries, by aligning the interest of such individuals with those of the shareholders of the Company. The purpose of the Employee Plan is to provide an incentive to Directors of the Company and employees of its subsidiaries, by increasing their interest in the welfare of the Company, and to aid in attracting and retaining employees and Directors of outstanding ability.

Participation/Types of Awards

      The Employee Plan provides for grants of options to purchase shares of the Company’s unissued Series A Common Stock (“Shares”) to Directors and employees of the Company and certain of its subsidiaries. Under the Employee Plan, employees of the Company’s subsidiaries may be granted incentive stock options (“ISOs”) as well as non-qualified stock options (“Non-Qualified Options”). Non-employee Directors of the Company and its subsidiaries may only be granted Non-Qualified Options under the Employee Plan. The Producer Plan provides for grants of Non-Qualified Options and awards of Shares (“Awards”) to Producers. ISOs may not be granted under the Producer Plan. ISOs and Non-Qualified Options are collectively referred to herein as “Options.”

      Administration - Each of the Plans is administered by one or more committees (each a “Committee” and collectively the “Committees”). The Committee that administers the Producer Plan and the Employee Plan consists of Lynda L. Regan, R. Preston Pitts, and G. Steven Taylor, each an officer of the Company. In addition, a special committee consisting of Ute Scott-Smith, Donald Ratajczak, and J. Daniel Speight, Jr., each a non-employee Director of the Company and each of whom is a “disinterested person” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), administers the Employee Plan for the purposes of Rule 16b-3 with respect to employees and Directors who are subject to Section 16 of the Exchange Act.

      Subject to the provisions of each of the Plans, the Committees have authority to: (i) determine eligibility of Producers, Directors and employees to participate in the respective Plans, (ii) grant Options and Awards under the Plans, (iii) determine whether the Options granted under the Employee Plan will be Non-Qualified Options or ISOs, (iv) interpret the Plans, (v) prescribe, amend, and rescind rules and regulations relating to each of the Plans, (vi) determine the terms and provisions of written agreements evidencing the granting of Options under either of the Plans (“Option Agreement”) or the granting of Awards under the Producer Plan, and (vi) make all other determinations necessary or advisable for the administration of the Plans. Any controversy or claim arising out of or related to one of the Plans shall be determined unilaterally by and at the sole discretion of the respective Committee. Any determination, decision or action of a Committee in connection with the construction, interpretation, administration, implementation or maintenance of the respective Plan shall be final, conclusive and binding upon all persons to whom an Option or Award is granted (each a “Grantee”) and all persons claiming under or through any Grantee.

      Term and Termination - Each of the Plans became effective on January 1, 1998. The Board may, at any time, alter, amend, suspend, discontinue, or terminate either of the Plans, provided that no such action shall adversely affect the right of any holder of an Option or Award previously granted under either of the Plans, and provided that certain amendments to the Plans are subject to the approval of the shareholders of the Company.

      Shares Subject to the Plan - The total number of Shares underlying Options to be granted during the term of the Employee Plan may not exceed 8.5 million in the aggregate, provided that approval of the shareholders of the Company is required with respect to 3.0 million of such Shares, and the total number of Shares underlying Awards and Options to be granted during the term of the Producer Plan may not exceed 12.5 million in the aggregate, provided that approval of shareholders of the Company is required with respect to 3.0 million of such Shares. In the event of any change in capitalization affecting the Shares, including without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Shares, the Board shall authorize and make such proportionate adjustments to the Options, if any, as the Board deems appropriate to reflect such change. There is currently no trading market for the Shares. See “Performance Data” above.

      During the effectiveness of this offering - Options granted pursuant to the Plans to officers, Directors and direct or indirect beneficial owners of more than ten percent (10%) of the Company’s equity securities shall not exceed twenty percent (20%) of the issued and outstanding shares of the Company’s equity securities on the date such Options are granted.

      Payment of Exercise Price - The purchase price for Shares subject to an Option is payable upon exercise of an Option in cash or by check, bank draft or postal or express money order, or, in the discretion of the respective Committee, in shares of Common Stock.

      Termination of Producer/Employment/Director Status - Under the terms of the Producer Plan, in the event that a Grantee’s status as a Producer is terminated for any reason, all options held by the Grantee which have not vested as of the date of such termination shall expire immediately, provided, that the termination of a Grantee’s status as a Producer shall not affect the Grantee’s rights with respect to the exercise of any options which have vested as of the date of such termination.

      Under the terms of the Employee Plan, if a Grantee is an officer or non-employee Director of the Company and such Grantee’s employment with the Company or status as a Director of the Company is terminated as a result of retirement at or after age 62, or by reason of disability (as defined in the Plan) or death, all Options held by the Grantee on the date of such termination shall immediately vest and become fully exercisable provided that such Options are exercised by the earlier of six months after the date of termination, or the date the Option would otherwise expire, and any such Options which are not exercised during the 6-month period immediately following the date of termination shall be forfeited. If a Grantee is not an officer or non-employee Director of the Company, and such Grantee’s employment with the Company is terminated as a result of retirement at or after age 62, or by reason of disability (as defined in the Plan) or death, all options held by such Grantee that were exercisable on the date of such termination shall be exercisable by the earlier of six months after the date of termination, or the date the Option would otherwise expire, and any such Options which are not exercised during the 6-month period immediately following the date of termination shall be forfeited. If a Grantee’s employment with the Company or status as a Director of the Company is terminated for cause (as defined in the Employee Plan), all unexercised options held by such Grantee on the date of such termination shall be forfeited. If the Grantee’s employment with the Company or status as a Director is voluntarily terminated other than as a result of retirement at or after age 62, all unexercised Options held by the Grantee on the date of such termination shall be exercisable to the extent they were exercisable on the date of such termination provided that such options are exercised by the earlier of 30 days after the date of such termination, or the date such Option would otherwise expire, and any such Options which are not exercised during the 30-day period immediately following the date of such termination shall be forfeited. If a Grantee’s employment with the Company or the status as a Director of the Company is terminated for any reason other than as previously set forth, only those Options which were vested and fully exercisable at the time of such termination may be exercised provided that such Options are exercised by the earlier of three months after the date of termination, or the date the Option would otherwise expire, and any such Options which are not exercised during the 3-month period immediately following the date of termination shall be forfeited. Any of the foregoing provisions may be altered by the Committee provided that such altered terms are reflected in the applicable Option Agreement.

      Grant Information - The Employee Plan limits the number of ISOs that may be granted to any individual which may become exercisable for the first time during a particular calendar year. If the fair market value of Shares subject to one or more ISOs which become exercisable for the first time during a particular calendar year, combined with the fair market value of shares under ISOs granted to such individual under other plans of the Company or of it subsidiaries, determined at the time of grant, exceeds $100,000, the Shares in excess of such amount will be treated as having been granted pursuant to Non-Qualified Options.

Option Grants Under Plans

      The following table shows the cummulative number of options granted to the individuals and groups indicated since inception of the Plans:

NUMBER OF
SECURITIES
UNDERLYING
OPTIONS
NAME & POSITION	GRANTED

Lynda L. Regan, Chief Executive Officer	725,000

R. Preston Pitts, President and Chief Operating Officer	825,000

H. Lynn Stafford, Chief Information Officer	450,000

All current executive officers as a group	2,300,000

Donald Ratajczak, Director	30,000

Ute Scott-Smith, Director	45,000

J. Daniel Speight, Jr.	30,000

Each nominee for election as a Director	—

All current Directors who are not executive officers as a group	105,000

Each associate of such persons	—

Each other person who receives 5% of such options	—

All employees, including all current officers who are not executive officers, as a group	6,640,900

      It is not possible to determine the number of securities underlying options that will be granted in the future under the Plans. However, at this time, the Company does not intend to grant additional options to current executive officers. Instead, options are expected to be granted primarily to non-officer employees.

Federal Income Tax Aspects of the Plans — Optionholders

      Grant - There are no federal income tax consequences to the holder of an Option solely by reason of the grant of an ISO or a Non-Qualified Option under either of the Plans, provided that, in the case of a Non-Qualified Option, the Option does not have a readily ascertainable fair market value at the date of grant.

      Exercise - The exercise of an ISO is not a taxable event for regular federal income tax purposes. However, such exercise may give rise to an alternative minimum tax liability. Upon the exercise of a Non-Qualified Option, the holder of the Option will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Shares at the time of exercise over the amount paid as the exercise price. The ordinary income recognized in connection with the exercise by a holder of a Non-Qualified Option that will be subject to both wage and employment tax withholding.

      The holder’s tax basis in the Shares acquired pursuant to the exercise of an Option will be the amount paid upon exercise plus, in the case of a Non-Qualified Option, the amount of ordinary income recognized by the optionholder upon exercise.

      Qualifying Disposition - If an optionholder disposes of Shares acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the Option is granted and more than one year after the date on which the Shares are transferred to the optionholder, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such Shares (generally the option exercise price.)

      Disqualifying Disposition - If an optionholder disposes of Shares acquired upon exercise of an ISO (other than in certain tax-free transactions) within two years from the date on which the ISO is granted or within one year after the transfer of the Shares to the optionholder, then at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (a) the excess of such Shares’ fair market value on the date of exercise over the exercise price paid by the optionholder or (b) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the amount realized on a taxable disposition of the Shares obtained pursuant to the exercise of an ISO exceeds the fair market value of such Shares on the date of the exercise, then the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on such a disposition (i.e., if the amount realized is less than the exercise price paid by the optionholder), then the loss will be a capital loss. The capital gain or loss will be long-term or short term depending on whether the Shares were held for more than one year from the date such Shares were transferred to the optionholder.

      Other Disposition - If an optionholder disposes of Shares acquired upon exercise of a Non-Qualified Option in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the Shares sold and the amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of Shares acquired upon exercise of ISOs as discussed above) will be long-term or short-term depending on whether the Shares were held for more than one year from the date such Shares were transferred to the optionholder.

      Alternative Minimum Tax - The exercise of ISOs (but not Non-Qualified Options) will generally result in an upward adjustment to the optionholder’s alternative minimum taxable income (“AMTI”) in the year of exercise by an amount equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the exercise price. The basis of the Shares acquired, for alternative minimum tax purposes, will equal the exercise price increased by the prior upward adjustment of the taxpayer’s AMTI due to the exercise of the ISO. This will result in a corresponding downward adjustment to the optionholder’s AMTI in the year the Shares are disposed.

Federal Income Tax Aspects of the Plans —Award Recipients

      Grant - Upon the grant of an Award, the recipient of the Award will generally recognize ordinary income in an amount equal to the fair market value of the Shares received pursuant to the Award. The recipient’s tax basis in the Shares acquired pursuant to the Award will be equal to the amount of ordinary income recognized by the recipient upon the grant.

      Disposition- If the recipient of an Award disposes of Shares acquired pursuant to such Award in a taxable transaction, the recipient of the Award will recognize capital gain or loss in an amount equal to the difference between the recipient’s basis (as discussed above) in the Shares sold and the amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of Shares acquired upon exercise of ISOs as discussed above) will be long-term or short-term depending on whether the Shares were held for more than one year from the date such Shares were awarded.

Federal Income Tax Aspects of the Plans — Consequences to the Company

      There are no federal income tax consequences to the Company by reason of the grant of ISOs or Non- Qualified Options or the exercise of ISOs (other than disqualifying dispositions).

      At the time the optionholder recognizes ordinary income from the exercise of a Non-Qualified Option, or an Award recipient recognizes ordinary income upon the receipt of Shares pursuant to an Award, the Company will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that the Company satisfies its withholding obligations described below. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the shares of Common Stock acquired upon exercise of ISOs, the Company will be entitled to a corresponding deduction in the year in which the disqualifying disposition occurs.

      The Company will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of a Non-Qualified Option or a disqualifying disposition of an ISO or by the recipient of an Award. The Company will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by the optionholder upon the exercise of Non-Qualified Options or a disqualifying disposition of an ISO or by the recipient of an Award.

THE FOREGOING IS A GENERAL DISCUSSION OF CERTAIN POTENTIAL MATERIAL U.S. FEDERAL INCOME TAX ASPECTS OF THE RECEIPT OF AN AWARD OR THE RECEIPT AND EXERCISE OF OPTIONS UNDER THE PLANS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OR TAX STATUS OR ATTRIBUTES OF EACH GRANTEE. AS A RESULT, THE INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH GRANTEE. ACCORDINGLY, EACH GRANTEE SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE RECEIPT OF AN AWARD OR THE RECEIPT AND EXERCISE OF OPTIONS UNDER THE PLANS, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH LAWS.

The approval of Items 3 and 4 requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock.

ITEM 4
RATIFICATION OF APPOINTMENT OF PRINCIPAL INDEPENDENT AUDITORS

      The Board of Directors recommends that the shareholders vote FOR ratification of the appointment of Pricewaterhousecoopers LLP as principal independent auditors for the year ended December 31, 2001, and your proxy will be so voted unless you specify otherwise.

      The Board of Directors has appointed PricewaterhouseCoopers LLP, as principal independent auditors for the Company for the year ended December 31, 2001.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they desire to do so.

      The approval of this appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

ITEM 5
OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SHAREHOLDER PROPOSALS

      Any shareholder who intends to present a proposal at the next Annual Meeting of Shareholders for inclusion in the Company’s Proxy Statement and Proxy form relating to such meeting must submit such proposal by March 13, 2002 to the Company at its principal executive offices.

      If a shareholder wishes to present a proposal before the next Annual Meeting of Shareholders but does not wish to have the proposal considered for inclusion in the Company’s Proxy Statement and Proxy form relating to such meeting, such shareholder must give written notice to the Company at its principal executive offices by May 27, 2002. If a shareholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting of Shareholders, the Company will have discretionary authority to vote on any such proposal.

SOLICITATION OF PROXIES

      It is expected that proxy solicitation will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s Directors and officers, without additional compensation, personally or by mail, telephone, facsimile, telegram or otherwise.

ANNUAL REPORT AND FORM 10-Q

      Copies of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2000 and the Company’s Form 10-Q for the quarter ended March 31, 2001 are being furnished to shareholders concurrently with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

July 11, 2001

Exhibit 1

REGAN HOLDING CORP. BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee of the Regan Holding Corp. (the “Company’s”) Board of Directors (the “Board”) shall review and report to the Board regarding:

•	the appropriateness of the Company’s accounting policies,
•	the adequacy of the Company’s internal controls and reliability of the Company’s financial information reported to the public,
•	the Company’s compliance with legal and regulatory requirements, and
•	the independence and performance of the Company’s internal auditors and independent accountants.

COMPOSITION

That the Audit Committee shall be appointed by the Board and shall have at least three members, including one Chairperson. All members of the Audit Committee shall meet independence and expertise requirements as follows:

•	No member shall have been employed by the Company, or any of its affiliates, within the past three (3) years;
•	No member shall conduct a business relationship, or be an executive officer, partner or controlling shareholder of an organization that has a business relationship, with the Company which is deemed by the Board to interfere with such member’s independence;
•	No member shall be an immediate family member of a person who is, or has been in the past three years, an executive officer of the Company or any of its affiliates;
•	No member shall be an executive of another company if any executive of the Company serves on the Compensation Committee of such other company;
•	Each member of the Audit Committee must be financially literate (i.e., able to read and understand financial statements) or must become financially literate within a reasonable period of time after appointment to the Committee; and,
•	At least one member of the Audit Committee must have accounting or financial management experience.

MEETINGS

The Audit Committee shall meet formally at least two times each fiscal year.

The Audit Committee will hold separate private meetings at least once each fiscal year with each of: (i) internal auditors; (ii) a representative of the independent accountants; and, (iii) general counsel.

KEY RESPONSIBILITIES

Oversight of Independent Accountants

The independent accountants shall have ultimate accountability to the Audit Committee and the Board of Directors.

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The Audit Committee shall:

•	Select, evaluate and, where appropriate, replace the independent accountants;
•	Review the terms of the engagement of the independent accountants, including the scope of their audit, proposed fees and personnel qualifications;
•	Periodically review information from the independent accountants pertaining to the independent accountants’ independence, discuss such information with the independent accountants and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of such independence;
•	Review with the independent accountants and management the results of the independent accountants’ year-end audit;
•	Review with the independent accountants and management the independent accountants’ report relating to reportable conditions in the internal control structure and financial reporting practices; and,
•	Receive and review required communications from the independent accountants.

Oversight of Internal Auditors

The Audit Committee shall:

•	Review with internal auditors, or with management in the absence of internal auditors, the Company’s major financial and business risk exposures and steps taken to monitor and control such exposures;
•	Review with internal auditors, if any, the planned internal audit activities and the results of such activities

Oversight of the Company’s Financial Reporting Process

The Audit Committee shall:

•	Review with the independent accountants and management the Company’s Annual Report on Form 10-K and, if satisfied, recommend its approval to the Board for filing with the Securities and Exchange Commission; and,
•	Through its Chairperson or his or her designee, review with management and the independent accountants the Company’s quarterly reports on Form 10-Q prior to filing with the Securities Exchange Commission;
•	Review with management the Company’s annual proxy statement and related materials and, if satisfied, recommend their approval to the Board for filing with the Securities and Exchange Commission;
•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;
•	Review changes in the Company’s accounting policies and practices and significant judgments that may affect the financial results;
•	Review the nature of any unusual or significant commitments or contingent liabilities together with the underlying assumptions and estimates of management; and,
•	Review the effect of changes in accounting standards that may materially affect the Company’s financial reporting practices.

Asisst the Board in Oversight of the Company’s Compliance with Policies and Procedures Addressing Legal and Ethical Concerns

The Audit Committee shall:

•	Review with management and internal auditors, if any, the adequacy and effectiveness of the Company’s internal controls; and,
•	Review the Company’s procedures with respect to appropriateness of significant accounting policies and adequacy of financial controls.

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•	Review and monitor the Company’s compliance program; and,
•	Review with the Company’s general counsel material litigation and other legal matters as appropriate

OTHER MATTERS

In order to effectively carry out its duties, the Audit Committee shall have authority as it deems necessary to (i) retain special legal, accounting or other consultants to advise the Committee; (ii) to confer with the Company’s independent accountants, internal auditors, general counsel and Officers; and, (iii) to conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations.

The Audit Committee shall reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

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